EXHIBIT 21

                  Subsidiaries of Medical Industries of America, Inc.

Heart Labs of America, Inc.
Florida Physicians Internet, Inc.
Care America Integrated Health Services
PRN of North Carolina, Inc.
Medical Consultants of America, Inc.
Medical Billing of America, Inc.
Medical Industries Acquisition Company I, Inc.
Medical Industries Acquisition Company II Inc.
Medical Industries Acquisition Company III, Inc.
Medical Industries Acquisition Company IV, Inc.
Medical Industries Acquisition Company V, Inc.
Global Air Rescue, Inc.
Global Air Charter, Inc.
Clearwater Jet Center, Inc.
Ivanhoe Medical Systems, Inc.

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